Exhibit 4.1

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701 -4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS. 78.1955)

1.  Name of Corporation:

VOYANT INTERNATIONAL CORPORATION

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A.

One million Five hundred Thousand (1,500,000) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”).

B.

Rights and Preferences of Series B Preferred. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1.

Voting Rights. The shares of Series B Preferred shall not have any voting rights except (a) as required under applicable law and (b) that for so long as any shares of Series B Preferred remains outstanding, the vote or written consent of the holders of at least a majority in interest of the outstanding Series B Preferred voting as a separate class shall  be necessary for any amendment, alteration, or repeal or any provision of the Company’s Articles of Incorporation (including this Certificate of Designation) that alters or changes the voting powers, preferences, or other special rights or privelages, or restrictions of the Series B Preferred so as to affect them adversely, including, without limitation, the creation or authorization of any class or series of capital stock senior to the Series B Preferred in right of payment upon liquidation, dissolution or winding up of the Company.

3.   Effective Date of Filing (optional):

(must not be later than 90 days after the certificate is filed)

4.   Officer Signature (Required):       X

Filing Fee: $175.00

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.1955 Designation 2007
Revised on 01/01/07

[Attachment - continuation of part 2 to Certificate of Designation]

2.

Conversion Rights.   A holder of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of the Common Stock of the Corporation, par value $.001 per share (“Common Stock”):

(a)

Conversion.  Upon written notice to the Company of election of conversion by a holder of Series B Preferred (“Conversion Request Notice”), each share of Series B Preferred held by such holder and specified in the Conversion Request Notice shall automatically convert into the number of shares of the Company’s Common Stock as set forth in Section 2(b) hereof (a “Voluntary Conversion Event”).  Upon the death of a holder of Series B Preferred, each share of Series B Preferred held by such holder shall automatically convert into the number of shares of the Company’s Common Stock as set forth in Section 2(b) hereof (a “Mandatory Conversion Event”).  Receipt of a Conversion Request Notice by the Company or the death of a holder of Series B Preferred Stock shall be a “Conversion Event.”  Notwithstanding anything herein to the contrary, on any date on which the Common Stock has not been listed or quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market , the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board or in the “pink sheets” for the preceding 90 calendar days, (a “Nontrading Date”), the Series B Preferred shall not be convertible into Common Stock except upon a Mandatory Conversion Event.

(b)

Conversion Rate. Each share of Series B Preferred shall convert into such number of shares of Common Stock of the Company with an aggregate Conversion Price equal to $1.00. The Conversion Price of a share of Common Stock shall be the lesser of (i) the Calculated Conversion Price as of the date of the Conversion Event or (ii) $0.15; provided that on a Nontrading Date, the Conversion Price shall be $0.15.

(c)

“Calculated Conversion Price” means, as of any date, the product of (i) the Volume Weighted Average Price of Common Stock for the ninety (90) calendar days preceding such date multiplied by (ii) 0.98 raised to a power equal to the number of calendar quarters or portion thereof since November 26, 2007.

(d)

“Volume Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the eligible market (which shall mean the New York Stock Exchange, Inc., the American Stock Exchange, the Nasdaq Global Select Market , the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board) during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

(e)

Mechanics of Conversion.  On the date of the Conversion Event each certificate representing shares of Series B Preferred outstanding shall automatically, without any further action on the part of the holder, be deemed to represent such number of shares of Common Stock such shares of Series B Preferred are convertible into and the holders of Series B Preferred shall thereafter be treated for all purposes as the record holder of such shares of Common Stock.

(f)

No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

3.

Redemption Rights.    A holder of the Series B Preferred shall have the following rights with respect to the redemption of the Series B Preferred:

(a)

Change of Control.  Upon the (i) merger of the Company with or into another entity pursuant to which the Company shall not be the surviving entity, (ii) sale of all or substantially all of the assets of the Company or (iii) sale of greater than 50% of the capital stock of the Company (each a “Change in Control”), each holder of Series B Preferred may require the Corporation, at any time, to redeem all or part of the Series B Preferred held by such holder at the rate as set forth in Section 3(b) hereof.

(b)

Redemption Rate.  Each share of Series B Preferred shall be redeemed by the Company for cash at a price per share equal to $1.00 per share.

(c)

Mechanics of Conversion.   Upon election to redeem the Series B Preferred, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred, and shall give written notice to the Company of such redemption.  Thereafter, following fifteen days of such notice, the Company shall promptly issue and deliver to holder such funds to which such holder is entitled upon such redemption.

4.

Restrictions on Transfer of Series B Preferred.

No person holding shares of Series B Preferred or any beneficial interest therein (a "Series B Holder") may voluntarily or involuntarily transfer (including without limitation the power to vote such shares of Series B Preferred by proxy or otherwise), sell, assign, devise or bequeath any of such Series B Holder's interest in his Series B Preferred, and the corporation and the transfer agent for the Series B Preferred, if any, shall not register the transfer of such shares of Series B Preferred, whether by sale, grant of proxy, assignment, gift, devise, bequest, appointment or otherwise.  Common stock received by the holder of the Series B Preferred upon conversion shall bear the following restrictive legend:

“THE SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE REGISTERED OWNER HEREOF.  IF THE CORPORATION SO REQUESTS, BEFORE THESE SHARES ARE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, THE REGISTERED OWNER HEREOF SHALL OBTAIN AN OPINION OF COUNSEL SATISFACTORY TO THE BOARAD OF DIRECTORS, IN THE BOARD’S SOLE DISCRETION, THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK OF VOYANT INTERNATIONAL CORPORATION, A COPY OF WHICH IS AVAILABLE IN THE OFFICE OF SAID CORPORATION.”

5.

Reservation of Shares.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.

Liquidation, Dissolution and Winding Up; Mergers.

(a)

Liquidation, Dissolution and Winding Up.  In the event of the liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in full the respective amounts fixed in accordance with the provisions below before any distribution or payment is made to holders of common stock or any class or series of preferred stock junior to the Series B Preferred.  The holders of Series B Preferred shall be entitled to receive an amount equal to $1.00 per each share of Series B Preferred.  If the assets of the Company are insufficient to satisfy in full the payments to the holders of the Series B Preferred as provided herein, then the holders of the Series B Preferred will share in any distribution of assets to the fullest extent to which they otherwise are legally entitled.  This provision shall not apply to a merger or consolidation by the Company, nor to any lease or conveyance of substantially all of its assets.

(b)

Mergers.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred not redeemed pursuant to Section 3 shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.